RESTRICTED STOCK AGREEMENT

THIS AGREEMENT made as of the      day of May, 2006, between Noven Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and      (“Grantee”).

1. Award.

(a) Shares. Pursuant to the Noven Pharmaceuticals, Inc. 1999 Long-Term Incentive Plan (the “Plan”),      shares (the “Restricted Shares”) of the Company’s Common Stock, par value $0.0001 per share (the “Stock”), shall be issued upon acceptance hereof by Grantee in Grantee’s name subject to the terms, conditions and restrictions set forth in this Agreement and the Plan.

(b) Plan Incorporated. Grantee acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2. Restricted Shares. Grantee hereby accepts the Restricted Shares when issued and agrees as follows:

(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions (as hereinafter defined), and in the event that Grantee ceases to serve as a member of the Board of Directors of the Company, Grantee shall, for no consideration, forfeit to the Company all Restricted Shares then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of Grantee’s service as a member of the Board of Directors are herein referred to as “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Shares.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to one-quarter (1/4) of the Restricted Shares on each of June 30, 2006, September 30, 2006, December 31, 2006, and March 31, 2007. Notwithstanding the foregoing, in the event that Grantee ceases to service as a member of the Board of Directors due to death or disability (as determined in accordance with the terms of the Plan), the Forfeiture Restrictions shall lapse immediately on the date of the termination of service as to all of the Restricted Shares.

(c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in Grantee’s name, or at the option of the Company, in the name of the administrative committee under the Plan (the “Committee”). The certificate shall bear a legend evidencing the nature of the Restricted Shares. Upon request of the Committee, Grantee shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. The Company shall upon the request of the Grantee cause a new certificate or certificates to be issued without legend in the name of Grantee for the shares upon which Forfeiture Restrictions have lapsed. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3. Withholding. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in income to Grantee for federal or state income tax purposes, Grantee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of unrestricted Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Grantee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Grantee any tax required to be withheld by reason of such resulting compensation income.

4. Status as a Shareholder. Subject to the restrictions set forth herein, the Grantee shall have all rights of a shareholder applicable to the Restricted Stock prior to the lapse of the Forfeiture Restrictions, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto; provided, however, that any shares issued to Grantee as a dividend or distribution shall likewise be legended and subject to the Forfeiture Restrictions.

5. Status of Stock. Grantee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Grantee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

6. Service as Director. Any question as to whether and when the Grantee’s service as a director of the Company has ceased, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the Plan or resolutions adopted in furtherance of the Plan, including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

8. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Grantee has executed this Agreement, all as of the date first above written.

NOVEN PHARMACEUTICALS, INC.

By:
Name:
Title:

GRANTEE

Please Check Appropriate Item (One of the boxes must be checked)*:

•	I do not desire the alternative tax treatment provided for in the Internal Revenue Code Section 83(b).

•	I do desire the alternative tax treatment provided for in Internal Revenue Code Section 83(b) and desire that forms for such purpose be forwarded to me.

*	I acknowledge that the Company has suggested that before this block is checked that I check with a tax consultant of my choice.

Please furnish the following information for shareholder records:

(Given name and initial must be used for stock registry)	Social Security Number (if applicable)
Birth Date Month/Day/Year
Name of Employer
Address (Zip Code)	Day phone number

United States Citizen: Yes     No

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.